1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER RESULTS

Company Reports 129% Growth in Net New Sales

LINCOLN, Nebraska (May 3, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the first quarter ended March 31, 2005.

        Commenting on first quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Revenues for the first quarter were in line with our expectations, while earnings per share were slightly ahead of our projections. However, the most rewarding performance was the 129% growth in net new contracts signed during the quarter. The momentum of the national standard is starting to take hold.”

        Revenues for the quarter ended March 31, 2005, were $6.6 million compared with revenues of $7.6 million for the same period in 2004. Net income for the quarter ended March 31, 2005, was $748,100 compared with net income of $1.2 million in the prior year period. Earnings per share were $0.10 per basic and diluted share compared with $0.16 per basic and diluted share in the prior year period.

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “Our federal government sector revenue base has stabilized, making the balance of the year more predictable. For the second quarter 2005, we now expect earnings per share of $0.12, which represents a 20% growth over the prior year and is in line with our growth objectives for net earnings.”

        A listen-only simulcast of National Research Corporation’s first quarter conference call will be available online at www.earnings.com on May 4, 2005, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

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NRCI Announces First Quarter Results

May 3, 2005

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry in the United States and Canada. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members. The Company develops tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter Results

May 3, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues	$6,597	$7,561
Operating expenses:
Direct expenses	2,750	3,298
Selling, general and administrative	2,185	1,904
Depreciation and amortization	424	464

Total operating expenses	5,359	5,666

Operating income	1,238	1,895
Other income (expense):
Interest income	109	82
Interest expense	(101)	(113)
Other, net	(5)	(10)

Total other income (expense)	3	(41)

Income before income taxes	1,241	1,854
Provision for income taxes	493	679

Net income	$748	$1,175

Net income per share, basic	$0.10	$0.16

Net income per share, diluted	$0.10	$0.16

Weighted average shares outstanding:
Basic	7,150	7,256
Diluted	7,202	7,353

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NRCI Announces First Quarter Results

May 3, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31, 2005	Dec. 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$5,325	$3,648
Short-term investments	15,019	15,348
Accounts receivable, net	3,638	3,392
Other current assets	2,424	3,066

Total current assets	26,406	25,454
Net property and equipment	12,176	12,355
Other, net	10,126	10,145

Total Assets	$48,708	$47,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,185	$851
Deferred revenue	4,394	4,036
Accrued compensation	1,096	976
Notes payable	159	156

Total current liabilities	6,834	6,019
Noncurrent liabilities	6,862	6,917

Total Liabilities	13,696	12,936

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,713,479 and 7,684,006 shares issued, respectively;
7,183,368 and 7,174,706 outstanding, respectively	8	8
Additional paid-in capital	19,736	19,346
Retained earnings	20,555	20,382
Unearned compensation	(407)	(182)
Accumulated other comprehensive income	170	220
Treasury stock	(5,050)	(4,756)

Total shareholders' equity	35,012	35,018

Total Liabilities and Shareholders' Equity	$48,708	$47,954

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